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Exhibit 10.Z

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                              EMPLOYMENT AGREEMENT

  EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 1, 1995, between David A. Simon ("Executive") and Prime Hospitality Corp., a Delaware corporation ("Employer").

  In consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. EMPLOYMENT OF EXECUTIVE

  Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2. EMPLOYMENT PERIOD

  Subject to earlier termination as provided in section 5, the term of Executive's employment under this Agreement (the "Employment Period") shall commence as of the date hereof and shall continue for a period of three (3) years. Either party may terminate this Agreement at the end of three (3) years or this Agreement may be renewed on a day to day basis pending the negotiation of a new agreement.

3. DUTIES AND RESPONSIBILITIES

  3.1 GENERAL. During the Employment Period, Executive (i) shall have the titles of President and Chief Executive Officer of Employer and (ii) shall devote substantially all of his business time and expend his best efforts, energies and skills to the business of Employer.

  Executive shall perform such duties, consistent with his status as President and Chief Executive Officer of Employer, as he may be assigned from time to time by Employer's Board of Directors.

4. COMPENSATION AND RELATED MATTERS

  4.1 BASE SALARY. For each twelve-month period of the Employment Period, commencing with the twelve-month period beginning on the date of this Agreement (each such period, an "Employment Year"), Employer shall pay to Executive a base salary ("Base Salary") equal to $350,000 for the first Employment Year and for each ensuing Employment Year, the greater of (x) $350,000 and (y) $350,000 multiplied by a fraction, (i) the numerator of which shall be the Consumer Price Index for Urban Wage Earners and Clerical Workers (1967 = 100) (the "Index"), published by the Bureau of Labor Statistics of the United States Department of Labor in the column for the New York-Northern New Jersey area entitled "All Items" for the
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month in which such ensuing Employment Year commences and (ii) the denominator of which shall be such Index number for the month of July, 1995. If publication of the Index is discontinued, the parties shall accept comparable statistics on the cost of living for the New York-Northern New Jersey area as computed and published by any recognized authority acceptable to the parties. The Base Salary for each Employment Year shall be payable in equal weekly installments.

  4.2 ANNUAL BONUS. For each calendar year (the "Bonus Year"), at the discretion of the Board of Directors, Executive may receive a cash bonus ("Bonus") based upon attainment of annual performance objectives to be reasonably established by the Board of Directors for the Bonus Year in consultation with Executive, such performance objectives to be established as soon as possible following the beginning of the Bonus Year. Bonus earned for the Bonus Year shall be payable promptly following the determination thereof, on the earlier of (i) fifteen (15) days after the members of the Board of Directors have received the audited financial statements for the Bonus Year, or
(ii) the next meeting of the Board of Directors. The Bonus Year 1995 will be deemed to commence on January 1. To the extent specifically provided in
Section 6 hereof, the Bonus payable for the Bonus Year in which the Employment Period terminates shall equal the Bonus that would have been paid had the Employment Period not so terminated, multiplied by a fraction, the numerator of which shall be the number of days of the Employment Period within the Bonus Year and the denominator of which shall be 365.

  4.3 LIFE INSURANCE. Employer shall maintain in effect at all times during the Employment Period, at Employer's expense, a policy of term insurance on the life of Executive in the amount equal to $1,000,000, naming such person as Executive shall designate from time to time as the owner and beneficiary thereof. Executive agrees that Employer shall have the right to obtain other life insurance on Executive's life, at Employer's sole expense and with Employer or an affiliate thereof as the sole beneficiary thereof. Executive shall (i) cooperate fully with Employer in obtaining all such insurance, (ii) sign any necessary consents, applications and other related forms or documents, and (iii) take any required medical examinations.

  4.4 AUTOMOBILE. Employer shall provide Executive with the use of a vehicle at Employer's expense. Executive will be entitled to continue to use that automobile for the term of this Agreement. Employer shall be responsible for all expenses of use, maintenance and operation of that vehicle, except if Executive's operation of the vehicle causes penalty insurance rates, in which case Executive will bear such costs.

  4.5 OTHER BENEFITS. During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive such fringe benefits as are, or are from time to time hereafter generally provided by Employer to Employer's senior management employees or other employees (other than those provided under or pursuant to separately negotiated individual employment agreements or arrangements) under


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any pension or retirement plan, disability plan or insurance, group life insurance, medical and dental insurance, travel accident insurance, phantom stock or other similar plan or program of Employer. Executive's Base Salary shall (where applicable) constitute the compensation on the basis of which the amount of Executive's benefits under any such plan or program shall be fixed and determined.

  4.6 EXPENSE REIMBURSEMENT. Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed, itemized accounts of such expenditures, all in accordance with Employer's procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

  4.7 VACATIONS. Executive shall be entitled to 20 days vacation for each calendar year during the Employment Period with reasonable one year carry-over allowances, which vacations shall be taken at such time or times as shall not unreasonably interfere with Executive's performance of his duties under this Agreement.

  4.8 STOCK OPTIONS. On the date hereof and on the first and second anniversary dates of this Agreement (with respect to each such date the "Option Grant Date"), Employer shall grant to Executive an option to purchase 100,000 shares of Common Stock pursuant and subject to the provisions of Employer's 1995 Employee Stock Option Plan. With respect to each grant, the exercise price per share for the grant shall be equal to the share price of Employer's stock on the New York Stock Exchange as of the close of business on the Option Grant Date. Each grant shall vest and be exercisable in equal installments of one-third each (1/3) on the first, second and third anniversaries of the Option Grant Date with respect to such grant, subject, however, to Executive's
continuing employment with Employer on the date of vesting.    In the event of
the termination of Executive for any reason (except for termination for cause), the Executive will have the right to all options which are provided for in this Agreement.

  4.9 TAX GROSS-UP. To the extent that payments made by Employer to or on behalf of Executive pursuant to the provisions of Sections 4.3 and 4.4 hereof are subject to federal, state or local income taxes, Employer shall pay to Executive, not later than forty -five (45) days after the end of the calendar year for which such payments are includable in Executive's gross income, the amount of such additional taxes, calculated by assuming application of the highest applicable tax rates, plus such additional amount as shall be necessary to hold harmless Executive, as nearly as practicable, from the obligation to pay such taxes in respect of amounts payable pursuant to this Section 4.9.

5. TERMINATION OF EMPLOYMENT PERIOD

  5.1 TERMINATION WITHOUT CAUSE. Employer may, by notice to Executive at any time


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during the Employment Period, terminate the Employment Period without cause.
The effective date of termination from the Employer to the Executive shall be the date on which such notice is given.

  5.2 BY EMPLOYER FOR CAUSE. Employer may, at any time during the Employment Period by notice to Executive (but only after compliance with the procedure hereinafter set forth in this Section 5.2 in the event of the cause specified in clause (ii) below), terminate the Employment Period "for cause" effective immediately. Such notice shall specify the conduct which is the basis for termination for cause in reasonable detail. For the purposes hereof, "for cause" means:

   (i) the conviction of Executive in a court of competent jurisdiction of a crime constituting a felony in such jurisdiction involving money or other property of the Company or any of its affiliates or any other felony (whether or not involving money or other property of the Company) involving moral turpitude; or

   (ii) the willful engaging in misconduct that is materially injurious to Employer, monetarily or otherwise. For the purposes hereof, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in or not opposed to the best interests of Employer.

   Termination "for cause" pursuant to clause (ii) of the preceding sentence shall be effected only if (i) Employer has delivered to Executive a copy of a notice of termination that complies with the foregoing paragraph and that gives Executive, on at least ten business days' prior notice, the opportunity, together with Executive's counsel, to be heard before Employer's Board of Directors, and (ii) the Board of Directors (after such notice and opportunity to be heard), adopts a resolution that in the good faith opinion of the Board of Directors Executive was guilty of conduct set forth in clause (ii) of the preceding sentence, and specifying the particulars thereof in reasonable detail.

  5.3 BY EXECUTIVE FOR GOOD REASON. Executive may, at any time during the Employment Period by notice to Employer, terminate the Employment Period under this Agreement "for good reason" effective immediately. For the purposes hereof, "good reason" means any material breach by Employer of any provision of this Agreement. Without limiting the generality of the foregoing, each of the following shall be deemed to be a material breach of this Agreement by
Employer: (i) a failure by the Employer to comply with any provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by Executive to the Employer, (ii) the assignment to Executive by Employer of duties


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inconsistent with Executive's position, responsibilities or status with
Employer as in effect on the date of this Agreement including, but not limited to, any reduction whatsoever in such position, duties, responsibilities or status, any change in Executive's titles, offices or perquisites, as then in effect, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions (except for Executive's election to the Board of Directors), except in connection with the termination of his employment on account of his death, disability, or for cause, (iii) any failure to pay (or any reduction in) compensation (including benefits) paid or payable to Executive pursuant to the provisions of Section 4 hereof, or (iv) any purported termination of Executive's employment for cause which is not effected in accordance with the requirements of Section 5.2 hereof (and for purposes of this Agreement no such purported termination shall be effective).

  5.4 DISABILITY. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 270 days during any period of 12 consecutive months (each a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician mutually selected by Employer and Executive, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, Employer may conclusively determine Executive to be disabled at any time after the end of the Disability Period if Executive has then commenced receiving benefits under the long-term disability insurance policy obtained pursuant to Section 4.5 hereof.

  5.5 DEATH. The Employment Period shall end on the date of Executive's death.

6. TERMINATION COMPENSATION

  6.1 TERMINATION WITHOUT CAUSE BY EMPLOYER OR FOR GOOD REASON BY EXECUTIVE. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.1 hereof or by Executive pursuant to the provisions of Section 5.3 hereof, Employer will pay to Executive (i) within thirty (30) days following the date of termination an amount equal to the greater of the (a) Base Salary for the balance of the Employment Period (assuming no termination) and (b) one year's Base Salary (calculated in each case at the Base Salary rate then in effect); and (ii) on the date due pursuant to the provisions of Section 4.2 hereof, the bonus for the then current Bonus Year, without proration. All other benefits provided for in Sections 4.3, 4.4, 4.5 and Section 4.9 shall be continued at the expense of Employer for the longer of the balance of the unexpired portion of the Employment Period (assuming no termination) and twelve


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months from date of termination.

  6.2 CERTAIN OTHER TERMINATIONS. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.2, or by death, pursuant to the provisions of Section 5.5, Employer shall pay to Executive, within thirty
(30) days of the date of termination, Executive's Base Salary through the date of termination. Provided the date of termination is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive, when due pursuant to provisions of
Section 4.2 hereof, the Bonus for the Bonus Year in which the date of termination occurred. Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination.

  6.3 TERMINATION FOR DISABILITY. If the Employment Period is terminated by Employer pursuant to the provisions of Section 5.4, Employer shall make all payments and continue all benefits for the period specified in Section 6.1; provided, however, that such payment shall be reduced by any amounts actually paid to Executive pursuant to any disability insurance or other such similar program maintained by Employer, including amounts paid pursuant to any long-term disability policy purchased pursuant to Section 4.5 hereof.

  6.4 NO OTHER TERMINATION COMPENSATION. Executive shall not, except as set forth in this Section 6, be entitled to any compensation following termination of the Employment Period.

  6.5 MITIGATION. Executive shall not be required to mitigate the amount of any payments or benefits provided for hereunder upon termination of the Employment Period by seeking employment with any other person, or otherwise, nor shall the amount of any such payments or benefits be reduced by any compensation, benefit or other amount earned by, accrued for or paid to Executive as the result of Executive's employment by or consultancy or other association with any other person or entity, provided, that any medical, dental or hospitalization insurance or benefits provided to Executive in connection with his employment by or consultancy with any person or entity unaffiliated with the Employer during such period shall be primary to the benefits to be provided to Executive pursuant to this Agreement for the purposes of coordination of benefits. Notwithstanding the foregoing, if Executive elects to be covered by the insurance or benefits provided by an entity or person unaffiliated with the Employer, Executive agrees that Employer may terminate any insurance or benefits provided to the Executive.

7. INDEMNIFICATION

  Employer shall indemnify and hold Executive harmless from and against any expenses (including reasonable attorneys' fees of the attorneys selected by Executive to represent him, which shall be advanced as incurred), judgments, fines and amounts paid in settlement incurred by him by reason of his being made a party or threatened to be made a party to any threatened,


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pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of any act or omission to act by Executive during or before the Employment Period or otherwise by reason of the fact that he is or was an employee, director or officer of Employer, or of Prime Motor Inns, Inc., or of any subsidiary or affiliate included as a part of the Company, or of Prime Motor Inns, Inc., to the fullest extent and in the manner set forth and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time in effect. If any action, suit or proceeding is brought or threatened against Executive in respect of which indemnity may be sought against Employer, its subsidiaries, affiliates or predecessors pursuant to the foregoing, Executive shall notify Employer in writing of the institution of such action, suit or proceeding. In any such action, suit or proceeding Executive shall have the right to designate separate counsel acceptable to Executive in his sole discretion.

8. CONFIDENTIALITY

  Unless otherwise required by law or judicial process, Executive shall retain in confidence after termination of Executive's employment with Employer pursuant to this Agreement all confidential information known to the Executive concerning the Company and its businesses for the shorter of one (1) year following such termination or until such information is publicly disclosed by the Company or otherwise becomes publicly disclosed other than through Executive's actions.

9. SUCCESSORS; BINDING AGREEMENT

  (a) This Agreement shall be binding upon and inure to the benefit of Employer and any successor of Employer, including, without limitation, any corporation or corporations acquiring directly or indirectly all or a substantial portion of the stock, business or assets of Employer, whether by merger, restructuring, reorganization, consolidation, division, sale or otherwise (and such successor shall thereafter be deemed "the Employer" for the purposes of this Agreement).

  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

10.  SURVIVORSHIP

  The respective rights and obligations of the parties hereunder shall survive any termination


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of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11.  MISCELLANEOUS

  11.1 NOTICES. Any notice, consent or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally or by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

   If to Employer:   Prime Hospitality Corp.
                     700 Route 46 East
                     P.O. Box 2700
                     Fairfield, NJ 07007-2700
                     Attn.:  Secretary

   If to Executive:  Mr. David A. Simon
                     Prime Hospitality Corp.
                     700 Route 46 East
                     P.O. Box 2700
                     Fairfield, NJ 07007-2700

  11.2 LEGAL FEES. Employer shall promptly reimburse the Executive for the reasonable legal fees and expenses incurred by Executive in connection with enforcement of Executive's rights hereunder, provided that Executive shall not be reimbursed for legal fees and expenses in the event Executive has not acted in good faith.

  11.3 TAXES. Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

  11.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed therein.

  11.5 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fairfield, New Jersey in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on


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the arbitration award in any court having jurisdiction; provided, however, that
Executive shall be entitled to seek specific performance of his right to be paid until expiration of the Employment Period during the pendency of any arbitration.

  11.6 HEADINGS. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

  11.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

  11.8 SEVERABILITY. If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

  11.9 ENTIRE AGREEMENT AND REPRESENTATION. This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer's assets, liabilities, operations, future plans or prospects have been made by or on behalf of Employer to Executive. This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                           PRIME HOSPITALITY CORP.


                                           By:
                                              --------------------------


                                           -----------------------------
                                                    DAVID A. SIMON


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